Filed Pursuant To Rule 433

Registration No. 333-217785

January 7, 2019

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

December 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	161,477,360	4,506,300	1,821,986	2,684,314	7,342,280	9,937,663
XLF	Financial Select Sector SPDR Fund	91,620,040	201,346	72,028	129,318	1,356,699	1,981,943
XLP	Consumer Staples Select Sector SPDR Fund	27,933,970	27,278	11,985	15,293	142,224	168,144
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	26,993,274	221,326	70,917	150,409	1,027,073	2,177,969
XLE	Energy Select Sector SPDR Fund	25,104,460	56,566	29,796	26,770	458,975	518,835
XLU	Utilities Select Sector SPDR Fund	24,780,616	48,966	17,443	31,523	140,002	342,506
XLK	Technology Select Sector SPDR Fund	22,181,940	20,564	10,676	9,889	175,306	206,815
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	19,056,972	10,861	1,414	9,447	36,903	224,458
XLI	Industrial Select Sector SPDR Fund	18,925,264	20,125	9,584	10,541	167,812	164,651
XLV	Health Care Select Sector SPDR Fund	17,312,360	19,898	10,725	9,174	142,082	155,847
KRE	SPDR S&P Regional Banking ETF	13,004,747	86,639	21,375	65,265	378,848	403,235
XLB	Materials Select Sector SPDR Fund	12,837,290	11,321	4,226	7,095	64,355	95,244
GLD®	SPDR Gold Shares	9,583,454	136,933	87,723	49,211	1,809,533	900,148
XLY	Consumer Discretionary Select Sector SPDR Fund	9,577,024	5,280	2,887	2,394	63,997	80,087
XLRE	Real Estate Select Sector SPDR Fund	8,482,896	2,854	1,458	1,396	32,622	29,390
XRT	SPDR S&P Retail ETF	8,390,133	19,717	5,222	14,496	54,368	97,103
XBI	SPDR S&P Biotech ETF	7,590,055	61,710	17,991	43,720	204,649	338,049
FEZ	SPDR EURO STOXX 50 ETF	7,107,025	7,755	1,158	6,597	83,997	175,638
DIA	SPDR Dow Jones Industrial Average ETF Trust	7,101,646	81,336	40,708	40,628	300,590	202,624
XHB	SPDR S&P Homebuilders ETF	5,472,185	8,688	4,556	4,132	53,877	129,277
KBE	SPDR S&P Bank ETF	4,472,578	12,180	1,295	10,885	26,810	104,589
XLC	Communication Services Select Sector SPDR Fund	4,213,055	1,056	368	688	10,229	10,748
SPYG	SPDR Portfolio S&P 500 Growth ETF	3,527,578	33	15	19	247	251
SPDW	SPDR Portfolio Developed World ex-US ETF	3,349,988	3	3	1	28	2
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	3,049,935	123	99	24	1,278	207
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	2,889,368	4	—	4	7	107
SPYV	SPDR Portfolio S&P 500 Value ETF	2,808,553	6	4	3	54	25
XME	SPDR S&P Metals & Mining ETF	2,655,695	23,825	4,409	19,416	89,561	215,330

Source: Bloomberg as of 12/31/2018.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
XES	SPDR S&P Oil & Gas Equipment & Services ETF	2,304,633	342	302	41	9,232	770
MDY	SPDR S&P MidCap 400 ETF Trust	2,020,887	934	429	505	20,666	13,058
SDY	SPDR S&P Dividend ETF	1,998,178	78	43	36	1,423	1,167
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,721,222	45	21	25	471	389
CWI	SPDR MSCI ACWI ex-US ETF	1,672,620	1	1	1	1	1
SPTM	SPDR Portfolio Total Stock Market ETF	1,529,108	1	—	1	2	2
SPLG	SPDR Portfolio Large Cap ETF	1,453,867	—	—	—	22	—
SPEM	SPDR Portfolio Emerging Markets ETF	1,420,953	—	1	—	7	10
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	1,029,149	3	2	1	52	1
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	944,227	1	1	1	45	173
SPSM	SPDR Portfolio Small Cap ETF	888,727	3	3	1	103	1
RWX	SPDR Dow Jones International Real Estate ETF	832,913	—	—	1	23	10
GWX	SPDR S&P International Small Cap ETF	582,071	—	1	—	6	—
GNR	SPDR S&P Global Natural Resources ETF	453,717	5	1	5	12	78
KIE	SPDR S&P Insurance ETF	391,796	12	5	8	108	435
RWR	SPDR Dow Jones REIT ETF	365,935	7	3	5	118	111
RWO	SPDR Dow Jones Global Real Estate ETF	360,404	—	1	—	3	—
XAR	SPDR S&P Aerospace & Defense ETF	338,861	13	9	4	267	89
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	314,135	4	2	3	56	25
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	213,916	1	1	1	32	49
DWX	SPDR S&P International Dividend ETF	188,054	1	1	1	16	1
EWX	SPDR S&P Emerging Markets SmallCap ETF	126,164	3	2	1	129	58
GXC	SPDR S&P China ETF	125,168	21	9	13	76	237
XSD	SPDR S&P Semiconductor ETF	120,751	5	2	4	89	65
XPH	SPDR S&P Pharmaceuticals ETF	103,470	15	3	12	313	321
EDIV	SPDR S&P Emerging Markets Dividend ETF	72,037	2	1	1	42	27
GMF	SPDR S&P Emerging Asia Pacific ETF	39,932	—	—	—	9	22
KCE	SPDR S&P Capital Markets ETF	11,135	1	1	1	78	18

Source: Bloomberg as of 12/31/2018.

State Street Global Advisors

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SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. Not FDIC Insured • no Bank Guarantee • May Lose Value © 2019 State Street Corporation. All Rights Reserved. State Street Global Advisors ID15279-2047512.13.1.AM.INST 0119 Exp. Date: 01/31/2020 SPD001764

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.